Exhibit 4.2

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE OR SOLD UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE.

THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER HEREOF IN ORDER TO EFFECT A PARTIAL PAYMENT, REDEMPTION OR CONVERSION HEREOF. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT SHOWN BELOW.

EARTH BIOFUELS, INC.

8% SENIOR CONVERTIBLE NOTE

New York, New York	$5,000,000
Issue Date: May 26, 2006

FOR VALUE RECEIVED, EARTH BIOFUELS, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of EVOLUTION MASTER FUND, LTD or its permitted successors or assigns (the “Holder”) the sum of FIVE MILLION AND 00/100 DOLLARS ($5,000,000) in same day funds, on or before the Maturity Date (as defined below). Upon the occurrence of the Conversion Trigger Event (as defined below), the Holder may convert principal of and interest accrued on this Note into shares (“Conversion Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), on the terms set forth herein.

The Company has issued this Note pursuant to a Securities Purchase Agreement, dated as of May 26, 2006 (the “Securities Purchase Agreement”). The Notes issued by the Company pursuant to the Securities Purchase Agreement, including this Note, are collectively referred to herein as the “Notes”.

The following terms shall apply to this Note:

1.             DEFINITIONS.

“Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company (including a majority of the independent members of the Board), pursuant to which the Company’s securities may be issued to any employee, officer, director or consultant for services provided to the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is closed or on which banks are authorized by law to close in New York, New York.

“Change of Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company; (b) the effectuation of a transaction or series of transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of; (c) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity; (d) a transaction or series of transactions in which any Person or group acquires more than fifty percent (50%) of the voting equity of the Company; and (e) the Continuing Directors do not at any time constitute at least a majority of the Board of Directors of the Company.

“Common Stock Equivalent” means, collectively, Options and Convertible Securities.

“Continuing Director” means at any date a member of the Company’s Board of Directors (i) who was a member of such board on the date of the Securities Purchase Agreement or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company’s Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were continuing directors at the time such committee was formed.

“Conversion Price” means, as of any date, the lower of the Fixed Conversion Price and the Floating Conversion Price on such date, subject to adjustment as provided herein.

“Conversion Trigger Event” means that, as of the Initial Maturity Date, this Note has not been repaid in full either (i) in cash or (ii) through an Exchange effected in accordance with Section 2(c) below.

“Convertible Securities” means any stock or securities (other than Options) of the Company convertible into or exercisable or exchangeable for Common Stock.

“Debt” means as to any Person at any time: (a) all indebtedness, liabilities and obligations of such Person for borrowed money; (b) all indebtedness, liabilities and obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days; (c) all capital lease obligations of such Person; (d) all Debt of others guaranteed by such Person; (e) all indebtedness, liabilities and obligations secured by a Lien (other than a Permitted Lien) existing on Property owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by such Person or are non-recourse to such Person; (f) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; and (g) all liabilities and obligations of such Person to redeem or retire shares of capital stock of such Person (other than the Company’s obligation to redeem the Securities under the circumstances specified therein). Debt shall not include any liability for (i) federal, state, local or other taxes imposed by a Governmental Authority, (ii) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or (iii) any indebtedness that has been fully and finally defeased in accordance with the terms of the documents governing such indebtedness.

“Default Interest Rate” means the lower of sixteen (16%) and the maximum rate permitted by applicable law or by the applicable rules or regulations of any governmental agency or of any stock exchange or other self-regulatory organization having jurisdiction over the Company or the trading of its securities.

“Exchange” means that all outstanding principal of and interest (and other amounts) accrued on this Note have been exchanged for the securities issued in a New Offering on a dollar-for-dollar basis and otherwise with the same terms granted to other purchasers in the New Offering.

“Fixed Conversion Price” means the greater of (i) the Floor Price and (ii) seventy five percent (75%) of the Market Price on the Initial Maturity Date; in either case, subject to adjustment as provided herein.

“Floating Conversion Price” means, as of any date, the greater of (i) the Floor Price and (ii) seventy five percent (75%) of the Market Price on such date; in either case, subject to adjustment as provided herein.

“Floor Price” means the least of (i) $1.00, (ii) the lowest floor price for any conversion or exercise price in any other security of the Company issued after the date hereof, and (iii) the lowest per share consideration for which the Company issues or sells, or in accordance with Section 5(e)(ii) is deemed to have issued or sold, any shares of Common Stock.

“Governmental Authority” means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any stock exchange, securities market or self-regulatory organization.

“Initial Maturity Date” means the ninetieth (90th) calendar day following the Issue Date.

“Issue Date” means the date on which this Note is issued pursuant to the Securities Purchase Agreement.

“Lien” and “Permitted Lien” shall have the respective meanings set forth in the Securities Purchase Agreement.

“Liquidation Event” means the (x) institution of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company, the Company Subsidiaries or to its or their creditors, as such, or to its or their assets, or (y) the dissolution or other winding up of the Company or the Company Subsidiaries, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company or any Company Subsidiary.

“Major Transaction” means a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Company or another entity or the Company shall sell all or substantially all of its assets.

“Market Price” means, as of a particular date, the lower of (i) the average of daily VWAP for each of the five (5) consecutive Trading Days occurring immediately prior to (but not including) such date and (ii) the daily VWAP on the Trading Day occurring immediately prior to (but not including) such date.

“Maturity Date” means the Initial Maturity Date and, if the Holder exercises the Maturity Extension Option, the Subsequent Maturity Date.

“Maturity Extension Option” has the meaning set forth in Section 2(b) below.

“New Offering” means a private offering and sale by the Company of its equity securities with gross cash proceeds to the Company of at least forty million dollars ($40,000,000).

“Obligations” shall have the meaning set forth in Section 2(a) below.

“Options” means any rights, warrants or options to subscribe for, purchase or receive Common Stock or Convertible Securities.

“Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.

“Principal Market” means the principal securities exchange or market on which the Common Stock is listed or traded.

“Registrable Securities” has the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” means the agreement between the Holder and the Company pursuant to which the Company has agreed to register the shares of Common Stock issuable under the Notes and the Warrants.

“Registration Statement” means the Registration Statement (as defined in the Registration Rights Agreement) covering the resale of the Conversion Shares issuable under this Note.

“Subsequent Maturity Date” means the one hundred and eightieth (180th) calendar day following the Issue Date.

“Trading Day” means a Business Day on which shares of Common Stock is purchased and sold on the Principal Market.

“VWAP” on a Trading Day means the volume weighted average price of the Common Stock for such Trading Day on the Principal Market as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Holders and reasonably satisfactory to the Company. If VWAP cannot be calculated for the Common Stock on such Trading Day on any of the foregoing bases, then the Company shall submit such calculation to an independent investment banking firm of national reputation reasonably acceptable to the Investors, and shall cause such investment banking firm to perform such determination and notify the Company and the Investors of the results of determination no later than two (2) Business Days from the time such calculation was submitted to it by the Company. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

“Warrants” means the warrants issued pursuant to the Securities Purchase Agreement.

All definitions contained in this Note are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Note refer to this Note as a whole and not to any particular provision of this Note. Any capitalized term used but not defined herein has the meaning specified in the Securities Purchase Agreement.

2.             MATURITY DATE; EXTENSION OF MATURITY.

(a)           Initial Maturity Date. On the Initial Maturity Date, and subject to the Maturity Extension Option (as defined below), the Company shall pay to the Holder all principal of and interest (and other amounts) accrued on this Note (collectively, the “Obligations”) either (i) in cash or (ii) through an Exchange in accordance with Section 2(c) below.

(b)           Subsequent Maturity Date; Extension. In the event that the Company does not pay the entire amount of the Obligations on the Initial Maturity Date either (i) in cash or (ii) through an Exchange, the Holder shall have the option to extend the Maturity Date as to all or any part of the Obligations from the Initial Maturity Date to the Subsequent Maturity Date (the “Maturity Extension Option”). If the Holder exercises the Maturity Extension Option, the Obligations shall become due on the Subsequent Maturity Date instead of the Initial Maturity Date, and Interest (and any other amounts) shall continue to accrue hereon through the full and final payment (through cash or an Exchange) of all Obligations. In order to exercise the Maturity Extension Option, the Holder must deliver written notice thereof no later than the fifth (5th) Business Day prior to the Initial Maturity Date specifying the amount of Obligations to which the Maturity Extension Option applies. If the Holder does not exercise the Maturity Extension Option, the Obligations shall be deemed due and payable on the Initial Maturity Date. Any Obligations (including accrued and unpaid Interest) not paid in full when due shall bear interest at the Default Interest Rate from the due date through the date on which payment in full is made.

(c)           Exchange. In order to pay the Obligations through an Exchange, the Company must deliver written notice thereof at least five (5) Business Days prior to the date on which the Exchange is to be effected (the “Exchange Date”). On the Exchange Date, this Note shall be automatically exchanged for a portion of the securities issued in a New Offering, such Exchange to be effected on a dollar-for-dollar basis so that each dollar of Obligations (including all Interest accrued through the Exchange Date) shall be deemed payment for the securities issued in the New Offering on the same terms and conditions granted to other purchasers in the New Offering. Unless and until an Exchange occurs (or payment in full of all Obligations is made in cash), the Holder shall have all of its rights and remedies hereunder (including without limitation its right to convert this Note if the Conversion Trigger Event has occurred) through the Exchange Date (or the date on which payment in full is made).

(d)           Remedies for Non-payment. Until all Obligations have been paid in full, either in cash or through an Exchange effected in accordance with Section 2(c) above, the Holder shall have all rights and remedies set forth in this Note and the other Transaction Documents and which it may otherwise have under any law or in equity with respect to amounts due and unpaid hereunder. The Holder and its permitted successors and assigns shall be entitled to enforce such rights specifically, to recover damages by reason of any non-payment of the Obligations when due or the breach of any provision of this Note or the Transaction Documents and to exercise all other rights granted by law or in equity, if available. The Company recognizes and agrees that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Note, any remedy at law may prove to be inadequate relief to the Holder and, therefore, the Holder shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

3.             INTEREST.

This Note shall bear interest on the unpaid principal amount hereof (“Interest”) at an annual rate equal to eight percent (8%); provided, however, that if a New Offering is not completed within sixty (60) calendar days following the Issue Date, Interest shall be computed at an annual rate of twelve percent (12%), such computation to be retroactive to the Issue Date as though Interest had accrued from such date at an annual rate of twelve percent. Interest shall be computed on the basis of a 360-day year and calculated using the actual number of days elapsed since the Issue Date, and if not timely paid as provided herein, compounded monthly until paid.

4.             CONVERSION.

(a)           Right to Convert. If the Conversion Trigger Event occurs, the Holder shall have the right to convert, at any time thereafter and from time to time until the Obligations are paid in full, (i) all or any part of the outstanding and unpaid principal amount of this Note and (ii) at the Holder’s option, in its sole discretion, all or any part of unpaid Interest (and any other amounts) accrued hereon, into such number of fully paid and non-assessable Conversion Shares as is determined in accordance with the terms hereof (a “Conversion”).

(b)           Conversion Notice. In order to convert principal of (and, if the Holder so elects, Interest accrued on) this Note, the Holder shall send by facsimile transmission, at any time prior to 5:00 p.m., eastern time, on the Business Day on which the Holder wishes to effect such Conversion (the “Conversion Date”), a properly completed notice of conversion to the Company, in the form set forth on Annex I hereto, stating the amount of principal (and accrued Interest, if applicable) to be converted and a calculation of the number of shares of Common Stock issuable upon such Conversion (a “Conversion Notice”). The Conversion Notice shall also state the name or names (with address) in which the shares of Common Stock that are issuable on such conversion shall be issued. The Holder shall not be required to physically surrender this Note to the Company in order to effect a Conversion. The Company shall maintain a record showing, at any given time, the unpaid principal amount of this Note and the date of each Conversion or other payment of principal hereof. The Holder shall amend Annex II hereto upon any such Conversion or payment of principal to reflect the unpaid principal amount hereof. In the case of a dispute as to the number of Conversion Shares issuable upon a Conversion (including without limitation as a result of adjustments to the Fixed Conversion Price made in accordance with Section 4 below), the Company shall promptly issue to the Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to a certified public accounting firm of national recognition (other than the Company’s independent accountants) within two (2) Business Days of receipt of the Holder’s Conversion Notice. The Company shall use its best efforts to cause such accountants to calculate the Fixed Conversion Price as provided herein and to notify the Company and the Holder of the results in writing no later than two (2) Business Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations are most at variance with those of such accountant.

(c)           Number of Conversion Shares; Conversion Price. The number of Conversion Shares to be delivered by the Company pursuant to a Conversion shall be equal to the principal amount of (and, if the Holder so elects, Interest and any other amounts accrued on) this Note being converted divided by the Conversion Price in effect on the Conversion Date.

(d)           Delivery of Common Stock Upon Conversion. Upon receipt of a Conversion Notice, the Company shall, no later than the close of business on the third (3rd) Business Day following the Conversion Date set forth in such Conversion Notice (the “Delivery Date”), issue and deliver or cause to be delivered to the Holder the number of Conversion Shares determined pursuant to Section 3(c) above, provided, however, that any Conversion Shares that are the subject of a Dispute Procedure shall be delivered no later than the close of business on the third (3rd) Business Day following the determination made pursuant thereto. The Company shall effect delivery of Conversion Shares to the Holder, as long as the Company’s designated transfer agent or co-transfer agent in the United States for the Common Stock (the “Transfer Agent”) participates in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program (“FAST”), by crediting the account of the Holder or its nominee at DTC (as specified in the applicable Conversion Notice) with the number of Conversion Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that the Transfer Agent is not a participant in FAST or if the Holder so specifies in a Conversion Notice or otherwise in writing on or before the Conversion Date, the Company shall effect delivery of Conversion Shares by delivering to the Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the nearest whole number of Conversion Shares. Conversion Shares delivered to the Holder shall not contain any restrictive legend unless such legend is required pursuant to the terms of the Securities Purchase Agreement.

(e)           Failure to Deliver Conversion Shares.

(i)            In the event that the Company fails for any reason to deliver to the Holder the number of Conversion Shares specified in a Conversion Notice (without any restrictive legend to the extent permitted by the terms of the Securities Purchase Agreement) on or before the second (2nd) Business Day following the Delivery Date therefor (a “Conversion Default”), the Holder shall have the right to receive from the Company an amount equal to (i) (N/365) multiplied by (ii) the principal amount of, and any Interest accrued on, this Note represented by the Conversion Shares which remain the subject of such Conversion Default multiplied by (iii) the Default Interest Rate, where “N” equals the number of days elapsed between the original Delivery Date of such Conversion Shares and the date on which such Conversion Default has been cured. In the event that shares of Common Stock are purchased by or on behalf of the Holder in order to make delivery on a sale effected in anticipation of receiving Conversion Shares upon a Conversion, the Holder shall have the right to receive from the Company, in addition to the foregoing amounts, (i) the aggregate amount paid by or on behalf of the Holder for such shares of Common Stock minus (ii) the aggregate amount of net proceeds, if any, received by the Holder from the sale of the Conversion Shares issued by the Company pursuant to such Conversion. Amounts payable under this Section 4(e)(i) shall be paid to the Holder in immediately available funds on or before the fifth (5th) Business Day following written notice from the Holder to the Company specifying the amount owed to it by the Company pursuant to this Section 4(e)(i).

(ii)           In addition to its rights under Section 4(e)(i) above, upon a Conversion Default, the Conversion Price applicable to the applicable Conversion shall be automatically be adjusted to the lower of (i) the Conversion Price in effect on the Conversion Date and (ii) the lowest Conversion Price occurring from the first date of such Conversion Default through the date on which all Conversion Shares to which the Holder is entitled have been delivered in accordance with the terms of this Note. The Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

(f)            Limitations on Right to Convert. In no event shall the Holder be permitted to convert principal of or Interest on this Note if, upon such conversion, (x) the number of Conversion Shares to be issued pursuant to such Conversion plus (y) the number of shares of Common Stock beneficially owned by the Holder (other than Common Stock which may be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4(f)) would exceed 4.99% of the number of shares of Common Stock then issued and outstanding, it being the intent of the Company and the Holder that the Holder not be deemed at any time to have the power to vote or dispose of greater than 4.99% of the number of shares of Common Stock issued and outstanding at any time. Nothing contained herein shall be deemed to restrict the right of the Holder to convert such excess principal amount at such time as such Conversion will not violate the provisions of this Section4(f). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of (i) Securities Exchange Act of 1934, as amended, and the rules thereunder. To the extent that the limitation contained in this Section4(f)(i) applies (and without limiting any rights the Company may otherwise have), the Company may rely on the Holder’s determination of whether this Note is convertible pursuant to the terms hereof, the Company shall have no obligation whatsoever to verify or confirm the accuracy of such determination, and the submission of a Conversion Notice by the Holder shall be deemed to be the Holder’s representation that this Note is convertible pursuant to the terms hereof. The Company shall have no liability to any person if the Holder’s determination of whether this Note is convertible pursuant to the terms hereof is incorrect. The holders of Common Stock are to be deemed third-party beneficiaries of the limitation imposed hereby and, accordingly, this Section 4(f) may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding; provided, however, that the Holder shall have the right, upon sixty (60) days’ prior written notice to the Company, to waive the provisions of this Section 4(f)(i) in the event that either a Fundamental Change or Liquidation Event is announced or occurs, without obtaining such consent.

5.             ADJUSTMENTS TO FIXED CONVERSION PRICE.

(a)           Stock Splits, Stock Interests, Etc. If, at any time on or after the Issue Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Fixed Conversion Price shall be proportionately increased. In such event, the Company shall notify the Company’s transfer agent of such change on or before the effective date thereof.

(b)           Major Transactions. If, at any time after the Issue Date, any Major Transaction shall occur, then the Holder shall thereafter have the right to receive upon Conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable upon such Major Transaction with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon

Conversion had such Major Transaction not taken place (without giving effect to any limitations on such Conversion contained in this Note or the Securities Purchase Agreement). The Company shall not effect any Major Transaction unless (i) the Holder has received written notice of such transaction at least thirty (30) days prior thereto (which period shall be increased to sixty one (61) days if, at such time, without giving effect to the limitation on conversion contained in Section 4(f)(i) hereof, the Holder would beneficially own more than 4.9% of the Common Stock then outstanding, and the Holder has notified the Company in writing of such circumstance) but in no event later than fifteen (15) days prior to the record date for the determination of stockholders entitled to vote with respect thereto; provided, however, that the Company shall publicly disclose the material terms of any such Major Transaction on or before the date on which it delivers notice of a Major Transaction to the Holder, and (ii) the resulting successor or acquiring entity (if not the Company) assumes by written instrument (in form and substance reasonable satisfactory to the Holder) the obligations of the Company under this Note (including, without limitation, the obligation to make payments of Interest accrued but unpaid through the date of such consolidation, merger or sale and accruing thereafter). The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of this Note as of the date of such transaction, and shall similarly apply to successive Major Transactions.

(c)           Distributions. If, at any time after the Issue Date, the Company declares or makes any distribution of cash or any other assets (or rights to acquire such assets) to holders of Common Stock, including without limitation any dividend or distribution to the Company’s stockholders in shares (or rights to acquire shares) of capital stock of a subsidiary) (a “Distribution”), the Company shall deliver written notice of such Distribution (a “Distribution Notice”) to the Holder at least fifteen (15) days prior to the earlier to occur of (i) the record date for determining stockholders entitled to such Distribution (the “Record Date”) and (ii) the date on which such Distribution is made (the “Distribution Date”)(the earlier of such dates being referred to as the “Determination Date”). Upon receipt of the Distribution Notice, the Holder shall promptly (but in no event later than three (3) Business Days) notify the Company whether it has elected (A) to receive the same amount and type of assets (including, without limitation, cash) being distributed as though the Holder were, on the Determination Date, a holder of a number of shares of Common Stock into which this Note is convertible as of such Determination Date (such number of shares to be determined without giving effect to any limitations on such conversion) or (B) upon any exercise of this Note on or after the Distribution Date, to reduce the Conversion Price applicable to such conversion by reducing the Conversion Price in effect on the Business Day immediately preceding the Record Date by an amount equal to the fair market value of the assets to be distributed divided by the number of shares of Common Stock as to which such Distribution is to be made, such fair market value to be reasonably determined in good faith by the independent members of the Company’s Board of Directors. Upon receipt of such election notice from the Holder, the Company shall timely effectuate the transaction or adjustment contemplated in the foregoing clause (A) or (B), as applicable. If the Holder does not notify the Company of its election pursuant to the preceding sentence on or prior to the Determination Date, the Holder shall be deemed to have elected clause (A) of the preceding sentence.

In the Distribution Notice to the Holder, the Company shall indicate whether the Company has elected (A) to deliver to the Holder the same amount and type of assets (including, without limitation, cash) being distributed as though the Holder were, on the Determination Date, a holder of a number of shares of Common Stock into which this Note is convertible as of such Determination Date (such number of shares to be determined without giving effect to any limitations on such conversion) or (B) upon any Conversion of this Note on or after the Distribution Date, to reduce the Fixed Conversion Price applicable to such Conversion by reducing the Fixed Conversion Price in effect on the Business Day immediately preceding the Record Date by an amount equal to the fair market value of the assets to be distributed divided by the number of shares of Common Stock as to which such Distribution is to be made, such fair market value to be reasonably determined in good faith by the independent members of the Company’s Board of Directors. If the Company does not notify the Holders of its election pursuant to the preceding sentence on or prior to the Determination Date, the Company shall be deemed to have elected clause (A) of the preceding sentence.

(d)           Convertible Securities; Options. If, at any time after the Issue Date, the Company issues Convertible Securities or Options to the record holders of the Common Stock, whether or not such Convertible Securities or Options are immediately convertible, exercisable or exchangeable, then the Holders shall be entitled, upon any Conversion of this Note after the date of record for determining stockholders entitled to receive such Convertible Securities or Options (or if no such record is taken, the date on which such Convertible Securities or Options are issued), to receive the aggregate number of Convertible Securities or Options which the Holder would have received with respect to the shares of Common Stock issuable upon such conversion (without giving effect to any limitations on such Conversion contained in this Note or the Securities Purchase Agreement) had the Holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to receive such Convertible Securities or Options (or if no such record is taken, the date on which such Convertible Securities or Options were issued).

(e)           Dilutive Issuances.

(i)            Adjustment Upon Dilutive Issuance. If, at any time after the Issue Date, the Company issues or sells, or in accordance with Section 5(e)(ii) is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Fixed Conversion Price on the date of such issuance or sale (or deemed issuance or sale) (a “Dilutive Issuance”), then the Fixed Conversion Price shall be adjusted so as to equal the consideration received or receivable by the Company (on a per share basis) for the additional shares of Common Stock so issued, sold or deemed issued or sold in such Dilutive Issuance (which, in the case of a deemed issuance or sale, shall be calculated in accordance with Section 5(e)(ii) below). Notwithstanding the foregoing, no adjustment shall be made pursuant hereto if such adjustment would result in an increase in the Fixed Conversion Price.

(ii)           Effect On Fixed Conversion Price Of Certain Events. For purposes of determining the adjusted Fixed Conversion Price under Section 5(e)(i), the following will be applicable:

(A)          Issuance Of Options. If the Company issues or sells any Options, whether or not immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options (and the price of any conversion of Convertible Securities, if applicable) is less than the Fixed Conversion Price in effect on the date of issuance or sale of such Options, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion, exercise or exchange of Convertible Securities, if applicable) shall, as of the date of the issuance or sale of such Options, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in Section 5(e)(ii)(B) below) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (y) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion, exercise or exchange of Convertible Securities, if applicable). No further adjustment to the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion, exercise or exchange of Convertible Securities issuable upon exercise of such Options. To the extent that shares of Common Stock or Convertible Securities are not delivered pursuant to such Options, upon the expiration or termination of such Options, the Fixed Conversion Price shall be readjusted to the Fixed Conversion Price that would then be in effect had the adjustments made upon the issuance of such Options been made on the basis of delivery of only the number of shares of Common Stock actually delivered.

(B)           Issuance Of Convertible Securities. If the Company issues or sells any Convertible Securities, whether or not immediately convertible, exercisable or exchangeable, and the price per share for which Common Stock is issuable upon such conversion, exercise or exchange is less than the Fixed Conversion Price in effect on the date of issuance or sale of such Convertible Securities, then the maximum total number of shares of Common Stock issuable upon the conversion, exercise or exchange of all such Convertible Securities shall, as of the date of the issuance or sale of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. If the Convertible Securities so issued or sold do not have a fluctuating conversion or exercise price or exchange ratio, then for the purposes of the immediately preceding sentence, the “price per share for which Common Stock is issuable upon such conversion, exercise or exchange” shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in this Section 5(e)(ii)(B)) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (B) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. If the Convertible Securities so issued or sold have a fluctuating conversion or exercise price or exchange ratio (a “Variable Rate Convertible Security”), then for purposes of the first sentence of this Section 5(e)(ii)(B), the “price per share for which Common Stock is issuable upon such conversion, exercise or exchange” shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Variable Rate Convertible Security have been satisfied) if the conversion price of such Variable Rate Convertible Security on the date of issuance or sale thereof were equal to the actual conversion price on such date (or such higher minimum conversion price if such Variable Rate Convertible Security is subject to a minimum conversion price) (the “Assumed Variable Market Price”), and, further, if the conversion price of such Variable Rate Convertible Security at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this Section 5(e) with respect to any Variable Rate Convertible Security, the Fixed Conversion Price in effect at such time shall be readjusted to equal the Fixed Conversion Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been equal to the actual conversion price of such Variable Rate Convertible Security existing at the time of the adjustment required by this sentence; provided, however, that if the conversion or exercise price or exchange ratio of a Convertible Security may fluctuate solely as a result of provisions designed to protect against dilution, such Convertible Security shall not be deemed to be a Variable Rate Convertible Security. No further adjustment to the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(C)           Change In Option Price Or Conversion Rate. If there is a change at any time in (x) the amount of additional consideration payable to the Company upon the exercise of any Options; (y) the amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange of any Convertible Securities; or (z) the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), the Fixed Conversion Price in effect at the time of such change shall be readjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion, exercise or exchange rate, as the case may be, at the time initially issued or sold.

(D)          Calculation Of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold for cash, the consideration received therefor will be the amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Company, purchase services from the Company or otherwise provide intangible consideration to the Company, the amount of the consideration other than cash received by the Company (including the net present value of the consideration expected by the Company for the provided or purchased services) shall be the fair market value of such consideration. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The independent members of the Company’s Board of

Directors shall calculate reasonably and in good faith, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration.

(iii)          Exceptions To Adjustment Of Fixed Conversion Price. Notwithstanding the foregoing, no adjustment to the Fixed Conversion Price shall be made pursuant to this Section 5(e) upon the issuance of any Excluded Securities.

 (iv)         Notice Of Adjustments. Upon the occurrence of each adjustment or readjustment of the Fixed Conversion Price pursuant to this Section 5(e) resulting in a change in the Fixed Conversion Price by more than one percent (1%), or any change in the number or type of stock, securities and/or other property issuable upon Conversion of this Note, the Company, at its expense, shall promptly compute such adjustment, readjustment or change and prepare and furnish to the Holder a certificate setting forth such adjustment, readjustment or change and showing in detail the facts upon which such adjustment, readjustment or change is based. The Company shall, upon the written request at any time of the Holder, furnish to the Holder a like certificate setting forth (i) such adjustment, readjustment or change, (ii) the Fixed Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon Conversion of this Note.

6.             EVENTS OF DEFAULT; ACCELERATION.

(a)           Acceleration. In the event that an Event of Default (as defined below) or a Change of Control occurs, the Holder shall have the right, upon written notice to the Company (an “Acceleration Notice”), to require that all or any portion of the unpaid principal amount of this Note, plus all accrued and unpaid Interest (and any other amounts) thereon, be immediately paid in full in cash. The Acceleration Notice shall specify the date on which all Obligations must be paid, (the “Acceleration Date”), which date may be the Business Day on which the Acceleration Notice is delivered to the Company, and the amount of principal and Interest (and other amounts) to be accelerated. The Holder must deliver an Acceleration Notice no later than the close of business on the Business Day immediately following the first Business Day on which an Event of Default is no longer continuing; provided, however, that with respect to a Change of Control, the Holder must deliver an Acceleration Notice no later than the close of business on the third (3rd) Business Day following the date on which the Change of Control is effected or when it is publicly announced, whichever is later.

(b)  Payment. Upon delivery of an Acceleration Notice to the Company, the Company shall pay all outstanding Obligations in full on the Acceleration Date. If the Company fails to pay the Obligations in full on the Acceleration Date, the Holder shall be entitled to interest thereon at the Default Interest Rate from the Acceleration Date until the date on which all Obligations have been paid in full.

(c)           Events of Default. Each of the following events shall be deemed an “Event of Default”:

(i)            a Liquidation Event occurs or is publicly announced;

(ii)           the Company breaches or provides notice of its intent to breach, in a material respect, any covenant or other material term or condition of this Note (including without limitation any payment obligation thereunder) or any other Transaction Document, including but not limited to the Company’s failure to deliver Conversion Shares and Warrant Shares on or before the required delivery date therefor, and such breach continues for a period of three (3) Business Days following written notice thereof from the Holder;

(iii)          any representation or warranty made by the Company in this Note or any other Transaction Document was inaccurate or misleading in any material respect as of the date such representation or warranty was made; and

(iv)          a default occurs or is declared, or any amounts are accelerated, under or with respect to any instrument that evidences Debt of the Company or any of its Subsidiaries in a principal amount exceeding $100,000.

7.             PREPAYMENT.

The Company shall be entitled to prepay principal of and interest (and any other amounts) accrued on this Note, either in cash or through an Exchange in accordance with Section 2(c), at any time without the prior written consent of the Holder; provided, however, that if the Holder exercises the Maturity Extension Option, the Company may not prepay this Note prior to the Subsequent Maturity Date without the prior consent of the Holder, which consent may be withheld for any reason (or no reason) in the Holder’s sole discretion.

8.             MISCELLANEOUS.

(a)           Failure to Exercise Rights not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof. All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available. In the event that the Company does not pay any amount of the Obligations when such amount becomes due (either in cash or through an Exchange in accordance with Section 2(c)), the Company shall bear all costs incurred by the Holder in collecting such amount, including without limitation reasonable legal fees and expenses.

(b)           Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

if to the Company:

Earth Biofuels, Inc.
3001 Knox Street, Suite 403,

Dallas, Texas 75205
Telephone:	214.389.9800
Facsimile:	214.389.9806
Attention:	Dennis McLaughlin

with a copy (for informational purposes only) to:

Scheef & Stone, LLP
Telephone:	214.706.4200
Facsimile:	214.706.4242
Attention:	Roger A. Crabb, Esq.

and if to the Holder, to the address and facsimile number as to which the Holder has notified the Company in writing. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(c)           Amendments. No amendment, modification or other change to, or waiver of any provision of, this Note may be made unless such amendment, modification or change is (A) set forth in writing and is signed by the Company and the Holder and (B) agreed to in writing by the holders of at least sixty-six percent (66%) of the unpaid principal amount of the Notes, it being understood that, notwithstanding anything to the contrary contained in any Note, upon the satisfaction of the conditions described in (A) and (B) above, each Note (including any Note held by the Holder who did not execute the agreement specified in (B) above) shall be deemed to incorporate any amendment, modification, change or waiver effected thereby as of the effective date thereof.

(d)           Transfer of Note. The Holder may sell, transfer or otherwise dispose of all or any part of this Note (including without limitation pursuant to a pledge) to any person or entity as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act of 1933, as amended, and applicable state securities laws, or is exempt from registration thereunder, and is otherwise made in accordance with the applicable provisions of the Securities Purchase Agreement. From and after the date of any such sale, transfer or disposition, the transferee hereof shall be deemed to be the holder of a Note in the principal amount acquired by such transferee, and the Company shall, as promptly as practicable, issue and deliver to such transferee a new Note identical in all respects to this Note, in the name of such transferee. The Company shall be entitled to treat the original Holder as the holder of this entire Note unless and until it receives written notice of the sale, transfer or disposition hereof.

(e)           Lost or Stolen Note. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Note, if mutilated, the Company shall execute and deliver to the Holder a new Note identical in all respects to this Note.

(f)            Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

(g)           Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors (whether by merger or otherwise) and permitted assigns of the Company and the Holder. The Company may not assign its rights or obligations under this Note except as specifically required or permitted pursuant to the terms hereof.

(h)           Usury. This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Company is permitted by applicable law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer on the date first above written.

EARTH BIOFUELS, INC.

By:
Name:
Title:

ANNEX I

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal of the 8% Senior Convertible Note (the “Note”) issued by EARTH BIOFUELS, INC. (the “Company”) into shares of common stock (“Common Stock”) of the Company according to the terms and conditions of the Note. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Note.

Date of Conversion:

Principal Amount of
Note to be Converted:

Amount of Interest
to be Converted:

Number of Shares of
Common Stock to be Issued:

Name of Holder:

Address:

Signature:
Name:
Title:

Holder Requests Delivery to be made: (check one)

☐                                    By Delivery of Physical Certificates to the Above Address

☐                                    Through Depository Trust Corporation

(Account                                                       )

ANNEX II

Schedule of

Decreases

of Principal Amount

Principal	Amount of
Balance	Decrease	Date

$5,000,000